SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
				Act of 1934

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File by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
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[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to SS240.14a-11(c) or SS240.14a-12

			Triad Systems Corporation
	     (Name of Registrant as Specified In Its Charter)


			Triad Systems Corporation
			   3055 Triad Drive
			 Livermore, CA  94550
		(Name of Person(s) Filing Proxy Statement)

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[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
    and 0-11.
    1)  Title of each class of securities to which transaction applies:
	________________________________________________________________

    2)  Aggregate number of securities to which transaction applies:
	________________________________________________________________

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	pursuant to Exchange Act Rule 0-11:<F1>
	________________________________________________________________

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	________________________________________________________________

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	     state how it was determined.

[ ]  Check box if any part of the fee is offset as provided by
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			TRIAD SYSTEMS CORPORATION

		NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
		      TO BE HELD FEBRUARY 8, 1996

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TRIAD SYSTEMS CORPORATION (the "Corporation") will be held at the offices of the Corporation, 3055 Triad Drive, Livermore, California, on Thursday, February 8, 1996, at 2:00 p.m. local time for the following purposes:

  1. To elect two (2) Class III directors to the Board of Directors to hold office until the Corporation's Annual Meeting of Stockholders in 1999 and until their successors are elected and qualified.

  2. To approve an amendment to the Triad Systems Corporation Amended and Restated 1982 Stock Option Plan (the "Option Plan") to increase the maximum number of shares which may be issued under the Option
Plan from 7,375,000 shares to 7,725,000 shares.

  3. To ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Corporation for the fiscal year ending September 30, 1996.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on December 20, 1995, are entitled to notice of, and to vote at, this meeting and any adjournments thereof.
			By Order of the Board of Directors,

			STANLEY F. MARQUIS
			STANLEY F. MARQUIS
			Secretary

Livermore, California
January 5, 1996


IMPORTANT: Please fill in, date, sign and mail promptly the enclosed Proxy in the post-paid envelope provided to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so even though you have sent in your Proxy.



			Triad Systems Corporation
			   3055 Triad Drive
		       Livermore, California 94550
	 Proxy Statement for Annual Meeting of Stockholders
			to be held February 8, 1996

			   TABLE OF CONTENTS
								      Page

PROXY STATEMENT                                                         1

GENERAL INFORMATION                                                     1

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT             2

ELECTION OF DIRECTORS (Proposal 1)                                      4

EXECUTIVE COMPENSATION AND OTHER MATTERS                                6

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION                10

COMPARISON OF STOCKHOLDER RETURN                                       13

APPROVAL OF INCREASE OF THE MAXIMUM NUMBER OF SHARES RESERVED FOR
ISSUANCE UNDER THE AMENDED AND RESTATED 1982 STOCK OPTION PLAN
(Proposal 2)                                                           15

APPOINTMENT OF INDEPENDENT ACCOUNTANTS (Proposal 3)                    18

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING           18

TRANSACTION OF OTHER BUSINESS                                          19



			      PROXY STATEMENT

  The accompanying proxy is solicited by the Board of Directors of Triad Systems Corporation, a Delaware corporation (the "Corporation"), for use at the Annual Meeting of Stockholders to be held February 8, 1996, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is January 5, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

			    GENERAL INFORMATION

  Annual Report. An annual report on Form 10-K for the fiscal year ended September 30, 1995, is attached to this Proxy Statement as Appendix A.

  Voting Securities. Only stockholders of record as of the close of business on December 20, 1995, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 17,402,215 shares of Common Stock of the Corporation, par value $.001 per share ("Common Stock"), issued and outstanding (not including 599,398 treasury shares). Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on each of the matters presented in this Proxy Statement. Pursuant to the Corporation's bylaws, a majority of the outstanding shares of Common Stock entitled to vote at the meeting, whether present in person or represented by proxy, constitutes a quorum for the transaction of business at the meeting.

  Solicitation of Proxies. The cost of soliciting proxies will be borne by the Corporation. In addition to soliciting stockholders by mail through its regular employees, the Corporation will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Corporation registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Corporation may use the services of its officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

  Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy with respect to any matter, the shares will be voted for the election of directors or in favor of the proposal, as the case may be. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Corporation of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.


	  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information, as of October 31, 1995, with respect to the beneficial ownership of the Corporation's
Common Stock by (i) all persons known by the Corporation to be the beneficial owners of more than 5% of the outstanding Common Stock of the Corporation, (ii) each director and director-nominee of the Corporation,
(iii) the Chief Executive Officer and the four other most highly compensated executive officers of the Corporation as of September 30, 1995 whose total annual compensation for the year ended September 30, 1995 exceeded $100,000, and (iv) all executive officers and directors of the Corporation as a group.

				   Amount and Nature of
Name and Address of                Beneficial Ownership
Beneficial Owner                   of Common Stock       Percent of Class<F1>

Richard C. Blum                     2,230,223 <F3>              12.4%
909 Montgomery Street, Suite 400
San Francisco, California 94113

Gabelli Funds, Inc.                 1,228,200 <F4>               6.8%
One Corporate Center
Rye, New York 10580-1434

James R. Porter                       954,200 <F5>               5.2%
3055 Triad Drive
Livermore, CA 94550

Wanger Asset Management, L.P. and     900,000 <F6>               5.0%
Wanger Asset Management, Ltd.
227 West Monroe, Suite 3000
Chicago, Illinois 60606

William W. Stevens                    430,340 <F7>               2.4%

Henry M. Gay                           88,397 <F8>                  <F2>

George O. Harmon                       78,001 <F9>                  <F2>

Shane Gorman                          254,788 <F10>              1.4%

Chad A. Schneller                      20,000 <F11>                 <F2>

Donald C. Wood                         60,000 <F12>                 <F2>

Stanley F. Marquis                    160,794 <F13>                 <F2>

All Executive Officers and
 Directors as a Group               4,768,730 <F14>             25.0%



<F1>  Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

<F2>  Less than 1%.
<F3>  Includes 8,001 shares of Common Stock subject to options vested and exercisable within 60 days of October 31, 1995. Of these shares,
      (a) The Common Fund for Nonprofit Organizations, 363 Reef Road, Fairchild, Connecticut 06430, beneficially owns 1,111,111 shares of Common Stock, representing 6.2% of the Common Stock; (b) BK Capital Partners IV, L.P. beneficially owns 500,000 shares of Common Stock, representing 2.8% of the Common Stock; (c) BK Capital Partners III, Limited Partnership beneficially owns 500,000 shares of Common Stock, representing 2.8% of the Common Stock; and (d) BK Capital Partners II, a California limited partnership ("BK II") beneficially owns
      111,111 shares of Common Stock, representing 0.6% of the Common
      Stock. By reason of advisory and other relationships with persons who own the shares, Richard C. Blum and Richard C. Blum & Associates, L.P. ("RCBA") may be deemed to be indirect beneficial owners of all such shares and Richard C. Blum and RCBA each have sole power to dispose of all of such shares. The address of RCBA is 909 Montgomery Street, San Francisco, California 94113, and the address of BK
      Capital Partners IV, L.P., BK Capital Partners III, Limited Partnership and BK II is c/o Richard C. Blum & Associates, L.P.,
      909 Montgomery Street, San Francisco, California 94113.

<F4>  Includes 205,900 shares, representing 1.2% of the Common Stock, held by Gabelli Performance Partnership, 117,000 shares, representing 0.6% of the Common Stock, held by Gabelli Funds, Inc., 5,000 shares, representing .03% of the Common Stock, held by Gabelli International Limited II and 900,300 shares, representing 5.0% of the Common Stock, held by GAMCO Investors Inc., 76,500 shares of which GAMCO has no power to vote.

<F5>  Includes 349,736 shares subject to options vested and exercisable within 60 days of October 31, 1995.

<F6>  By reason of advisory and other relationships with Acorn Investment
      Trust, Series Designated Acorn Fund ("Acorn") and other persons who own shares of the Corporation, Wanger Asset Management, L.P. and Wanger Asset Management Ltd., its general partner (together, "Wanger"), may be deemed to be indirect beneficial owners of the reported shares, and have shared voting and investment power over such shares. Acorn beneficially owns 700,000 shares of the Corporation's Common Stock, representing 3.89% of the Common Stock. The address of Acorn is 227 West Monroe, Suite 3000, Chicago,
      Illinois 60606.
<F7>  Includes 423,690 shares held as tenant in common with Virda J.
      Stevens, of which 6,650 shares are held as custodian for Jean Stevens.

<F8>  Includes 50,396 shares held by Henry M. Gay and his wife, as trustees of a family trust, and 38,001 shares subject to options vested and exercisable within 60 days of October 31, 1995.

<F9>  Includes 78,001 shares subject to options vested and exercisable within 60 days of October 31, 1995.

<F10> Includes 78,500 shares subject to options vested and exercisable within 60 days of October 31, 1995.

<F11> Includes 20,000 shares subject to options vested and exercisable within 60 days of October 31, 1995.

<F12> Includes 60,000 shares subject to options vested and exercisable within 60 days of October 31, 1995.

<F13> Includes 99,869 shares subject to options vested and exercisable within 60 days of October 31, 1995.

<F14> Includes 1,097,608 shares subject to options vested and exercisable within 60 days of October 31, 1995.

  Voting Agreement Between the Corporation and the RCBA Group. At the record date for any meeting of the Corporation's stockholders, if RCBA, its affiliates and accounts that it manages or advises (the "RCBA Group") beneficially owns voting stock of the Corporation in excess of certain specified limits, then the voting stock in excess of those limits is to be voted with respect to nominees to the Board of Directors of the Corporation and all other matters in accordance with the recommendations of the Board of Directors, except that the RCBA Group retains all voting authority with respect to certain business combinations resulting in a change of control, any recapitalization or similar transaction, and the sale of all or substantially all of the Corporation's assets. At the present time the RCBA Group does not own sufficient voting stock to trigger the preceding voting agreement. The voting agreement terminates upon the later of August 3, 1997 or such time as the RCBA Group no longer beneficially owns voting stock or equity securities in an amount that exceeds certain specified limits.


				PROPOSAL ONE
			  ELECTION OF DIRECTORS

  At the Annual Meeting of Stockholders, two directors, James R. Porter and George O. Harmon, will be nominated for election to Class III of the Board of Directors. If elected, each of the nominees will hold office until the earlier to occur of (i) the annual meeting of stockholders to be held in 1999 and the election and qualification of his successor, or (ii) his resignation or the vacancy of his office as a result of death, removal or other cause in accordance with the bylaws of the Corporation. If any Class III nominee declines to serve or becomes unavailable for any reason, or if a vacancy should occur before the election (although the Board knows of no reason to anticipate that this will occur), proxies may be voted for such substitute nominee as the Board may designate.

  If a quorum is present and voting, the two nominees for director receiving the highest number of votes will be elected as director. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

  The following table indicates the age, principal occupation or employment of each director (including each person nominated to become a director), and the year in which each director became a director of the Corporation.


			Principal Occupation                       Director
Name                    During Last Five Years               Age   Since

Class I Director whose term expires at the 1997 Annual Meeting of Stockholders:

William W. Stevens      Chairman of the Board of the          64    1972
			Corporation since 1972. Founder
			of the Corporation and President
			and Chief Executive Officer from
			inception until September 1985.

Class II Directors whose terms expire at the 1998 Annual Meeting of Stockholders:

Henry M. Gay            Director of the Corporation.          71    1972
			Founder of the Corporation and
			Vice President, Marketing until
			1980. Secretary from 1972 to
			September 1987. Also a Director
			of Silicon Valley Bank.

Richard C. Blum         Director of the Corporation.          60    1992
			President and Chairman of Richard
			C. Blum & Associates, L.P. Also
			Director of Northwest Airlines
			Corporation, URS Corporation and
			National Education Corporation.

Class III Directors to be elected at the 1996 Annual Meeting of
Stockholders:

James R. Porter         President and Chief Executive         60    1985
			Officer of the Corporation since
			1985. Also a Director of Brock
			Control Systems and Silicon
			Valley Bank.

George O. Harmon        Director of the Corporation.          72    1986
			President and Chief Executive
			Officer of Harmon Associates
			International, Inc. Also serves
			on the Board of Directors of
			Interscience Inc. and various
			privately held companies.

  During the fiscal year ended September 30, 1995, the Board of Directors held five meetings. During the 1995 fiscal year, each director attended at least 75% of the aggregate of the total number of all meetings of the Board of Directors and the total number of all meetings of committees of the Board of Directors on which he served held during the periods such director served, with the exception of Mr. Blum who attended 67% of such meetings.

  The Corporation has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee.

  Messrs. Gay, Harmon and Porter are the members of the Audit Committee, which held one meeting during fiscal 1995. The functions of the Audit Committee include recommending to the Board of Directors, subject to stockholder approval, the independent accountants, reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit, reviewing the adequacy of accounting and financial controls, reviewing the independence of the independent accountants, approving all assignments to be performed by the independent accountants and instructing the independent accountants, as deemed appropriate, to undertake special assignments.

  Messrs. Stevens, Gay and Harmon are the members of the Compensation Committee, which held one meeting during the fiscal year ended September 30, 1995. The Compensation Committee reviews and recommends salaries for corporate officers and key employees. In addition, the Compensation Committee administers the Corporation's Amended and Restated 1982 Stock Option Plan, including the granting of stock options pursuant thereto, and administers the 1990 Employee Stock Purchase Plan and the Amended and Restated Outside Directors' Stock Option Plan. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION."


		EXECUTIVE COMPENSATION AND OTHER MATTERS

  The following table sets forth information concerning the compensation of the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation as of September 30, 1995 whose total annual compensation for the year ended September 30, 1995 exceeded $100,000, for services in all capacities to the Corporation and its subsidiaries, during the fiscal years ended September 30, 1993, 1994 and 1995:

			SUMMARY COMPENSATION TABLE

							      All Other
			     Annual Compensation              Compensation<F2>
		     ---------------------------------------  ---------------
					    Bonus
				      ----------------------
Name and Principal
Position              Year   Salary   Performance  Other<F1>
------------------    ----  --------  -----------  ---------

James R. Porter       1995  $300,000   $155,216    $100,074     $2,984
President and         1994   300,000    150,734      97,295      4,636
Chief Executive       1993   296,716     84,603      71,506      4,497
Officer

Shane Gorman          1995   195,000     76,985      43,290      2,979
Executive Vice        1994   195,000     97,978      23,498      5,128
President             1993   195,000     55,579           -      4,335
Automotive
Operations

Chad A.
Schneller<F3>         1995   180,000     89,982           -      3,750
Vice President        1994    32,500     48,750           -        450
Hardlines and
Lumber Operations

Donald C. Wood        1995   159,996     87,694           -      3,177
Vice President        1994   159,996     95,532           -      5,111
and General Manager   1993   159,996     76,431           -      3,632
Information
Services Division

Stanley F. Marquis    1995   166,879     66,556      18,281      3,848
Vice President,       1994   155,004     65,666       2,925      4,065
Finance               1993   155,004     40,527       1,463      3,675
Chief Financial
Officer Corporate
Secretary and
Treasurer
President, Triad
Systems Financial
Corporation

<F1>  Represents bonus paid with the exercise of stock options granted before 1987. The bonuses paid were based on 30% of the excess of $2.50 per share over the option price per share.
<F2>  Represents matching contributions by the Corporation to the named officers' 401(k) savings and incentive plans.
<F3>  Mr. Schneller commenced employment with the Company in July 1994.

  During the fiscal year ended September 30, 1995, there were no option grants to the chief executive of the corporation and the four other most highly compensated executive officers. The following table provides the specified information concerning exercises of options to purchase the Corporation's Common Stock in the fiscal year ended September 30, 1995, and unexercised options held as of September 30, 1995, by the persons named in the Summary Compensation Table:

	 AGGREGATE OPTION EXERCISES AND FISCAL YEAR-END VALUES
									     Value of Unexercised
		   Shares                       Number of Unexercised        In-the-Money Options
		   Acquired      Value          Options at 9/30/95               at 9/30/95(2)
Name               on Exercise   Realized(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
----               -----------   -----------  -----------  -------------  -----------  -------------
James R. Porter      608,344      $2,265,151    349,736          -          $957,421          -

Shane Gorman         218,500         870,329     78,500          -           197,688          -

Chad A. Schneller       -               -        20,000       80,000          20,000       80,000

Donald C. Wood          -               -        60,000          -           120,000          -

Stanley F. Marquis    92,500         381,622     99,869          -           262,246          -

(1) A bonus paid in connection with the exercise of certain stock options has been excluded from Values Realized and Year-end Values. See the column entitled "Bonus-Other" in the Summary Compensation Table for information regarding such bonus paid in the year ended September 30, 1995.

(2) Valuation based on the difference between the option exercise price and the closing sales price of the Common Stock on September 29, 1995, the last trading day of the fiscal year (which was $5.75 per share, as reported by the NASDAQ National Market System).
</END TABLE>

Termination and Change of Control Arrangements

  In January 1989, the Board of Directors determined that in the event of a change of control of the Corporation, employees, including executive officers, would be entitled to certain severance benefits in the event their employment is terminated.

  A change in control is defined as (i) a merger or consolidation in which the stockholders of the Corporation before the merger or consolidation do not retain at least a majority of the beneficial interest in the voting stock of the surviving corporation, (ii) the sale of all or substantially all of the Corporation's assets, and/or (iii) the direct or indirect sale or exchange by the stockholders of the Corporation of more than 50% of the stock of the Corporation to person(s) or entity(ies), other than the Corporation or any subsidiary or employee benefit plan of the Corporation.

  Should there occur such a change in control and the executive officer's employment is involuntarily terminated, the officer will become entitled to the following severance benefits:

(1) all outstanding options at the time held by the officer will immediately accelerate and become fully exercisable for all the option shares; and

(2) minimum severance pay in the aggregate amount equal to twelve times the executive officer's monthly salary in effect on the date of termination, plus the total bonus compensation paid for services rendered in the immediately preceding fiscal year, payable during the twelve month period following the date of termination, in twenty-four successive biweekly payments, net of federal and state tax withholdings; and

(3) all employee benefits which the officer was entitled to receive immediately prior to the date of termination, for a period of twelve months.

  Involuntary termination is defined to mean discharge for any reason whatsoever, including a change in duties and functions with respect to the executive officer's position which results in the officer not maintaining an equivalent or greater role in the management of the Corporation as that performed by the officer prior to the change in control.

  Options granted under the Corporation's Amended and Restated 1982
Stock Option Plan, 1990 Employee Stock Purchase Plan and Amended and Restated Outside Directors' Stock Option Plan contain provisions pursuant to which unexercised options become immediately exercisable upon a "transfer of control" as defined under such plans and terminate to the extent they are not exercised as of consummation of the transfer of control.

Compensation of Directors

  Directors who are not employees of the Corporation receive reimbursement of expenses and an annual retainer fee of $10,000 plus $1,000 for each meeting of the Board of Directors and $500 for each separate meeting of committees of the Board of Directors which they attend, in compensation for their services as members of the Board of Directors of the Corporation.

  The Triad Systems Corporation Amended and Restated Outside Directors' Stock Option Plan (the "Directors Plan") provides for the granting of nonqualified stock options (that is, options which are not intended to satisfy the requirements of section 422 of the Internal Revenue Code) to directors of the Corporation who are not employees of the Corporation. A total of 100,000 shares of Common Stock are reserved for issuance under the Directors Plan.

  Each person appointed as an Outside Director following the initial adoption of the Directors Plan (a "Future Outside Director") is automatically granted an option to purchase 6,000 shares of Common Stock on the date such Outside Director commences service on the Board. Each Future Outside Director is automatically granted additional options to purchase 2,000 shares of Common Stock on each anniversary date of his or her initial grant. No options will be granted to any person when he or she is no longer serving as an Outside Director. Options become exercisable in three equal annual installments, commencing one year after the date of grant. As of October 31, 1995, three non-employee directors are eligible to participate in the Directors Plan. However, unless the Directors Plan is amended to increase the number of shares of Common Stock reserved for issuance under the Directors Plan and to further extend the date after which options cannot be granted under the Directors Plan, no additional options can be granted under the Directors Plan after May 1, 1996.

Changes to Benefit Plans

  1982 Stock Option Plan. In October, 1995, the Board of Directors adopted an amendment to the Triad Systems Corporation Amended and Restated 1982
Stock Option Plan (the "Option Plan"), subject to stockholder approval, to increase the maximum number of shares which may be issued under the Option Plan from 7,375,000 shares to 7,725,000 shares. The New Plan Benefits Table sets forth options granted under the Option Plan during the fiscal year ended September 30, 1995 to (i) the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation as of September 30, 1995 whose total salary and bonus for the year ended September 30, 1995 exceeded $100,000; (ii) all current executive officers as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all officers who are not executive officers, as a group. Exercises of options under the Option Plan are made at the discretion of the participants. Accordingly, future exercises under the Option Plan are not yet determinable. On November 30, 1995, the closing sale price of the corporation's common stock as reported on the NASDAQ national market system was $5.50.

			NEW PLAN BENEFITS TABLE


						Triad Systems Corporation
						Amended and Restated
						1982 Stock Option Plan


					 Option Exercise Price     Number of
Name and Principal Position                  (per share)            Shares
--------------------------------         ----------------------    ---------

James R. Porter                                 -                      -
President and Chief
Executive Officer

Shane Gorman                                    -                      -
Executive Vice President
Automotive Operations

Chad A. Schneller                               -                      -
Vice President
Hardlines and Lumber Operations

Donald C. Wood                                  -                      -
Vice President,
Information Services Division

Stanley F. Marquis                              -                      -
Vice President, Finance
Chief Financial Officer
Corporate Secretary and
Treasurer
President, Triad Systems
Financial Corporation


Executive Group                          From $5.00 to $5.50      40,000

Non-Executive Director Group                    -                      -

Non-Executive Officer
Employee Group                           From $5.00 to $5.50     131,050


Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Corporation's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Corporation's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Forms 4 and 5 with respect to the Corporation's Common Stock. Such officers, directors and greater-than-10% beneficial owners are also required by SEC rules to furnish the Corporation with copies of all Section 16(a) reports they file with the SEC.

  Based solely on a review of copies of such forms received by the Corporation, and written representations from certain reporting persons that no other reports were required for such persons, the Corporation believes that all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the fiscal year ended September 30, 1995.

Compensation Committee Interlocks and Insider Participation

  William W. Stevens, Henry M. Gay and George O. Harmon served as members of the Board of Directors' Compensation Committee during fiscal 1995. Mr. Stevens was President and Chief Executive Officer of the Corporation from inception until September 1985. Mr. Gay was Vice President, Marketing from inception until 1980 and Secretary from 1972 to September 1987.


	 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors sets the base salary of the Corporation's executive officers and approves bonus programs for executive officers. Option grants to executive officers are made by the Compensation Committee. The following is a summary of policies of the Committee that affected the compensation paid to executive officers, as reflected in the tables set forth elsewhere in the Proxy Statement.

General Compensation Policy

  The Committee's overall policy is to offer the Corporation's executive officers competitive compensation opportunities based upon their personal performance, the financial performance of the Corporation and their contribution to that performance. One of the Committee's primary objectives is to have a substantial portion of each executive officer's compensation contingent upon the Corporation's performance as well as the executive officer's individual level of performance. Each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the achievement of annual financial performance goals established by the Committee, and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Corporation's stockholders. Generally, as an executive officer's level of responsibility increases, a greater portion of compensation will be dependent upon the Corporation's financial performance and stock price appreciation rather than salary base.

  The Corporation has considered the potential impact of Section 162(m) ("Section 162(m)") of the Internal Revenue Code adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual remuneration exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the executive officers identified in the summary compensation table is well below the $1 million threshold and the Corporation believes that any options granted under the Corporation's Amended and Restated 1982 Stock Option Plan and 1990 Employee Stock Purchase Plan will be excluded from the executive officer's remuneration for purposes of Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Corporation. The Corporation's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

Factors

  The primary factors taken into account in establishing each executive officer's compensation package for the 1995 fiscal year are summarized below. The relative weight given to each factor varied with each individual in the sole discretion of the Committee. The Committee, in its discretion, may apply entirely different factors to each individual's compensation, such as varying the attainment criteria based on expected performance of a growth business versus a mature business.

Base Salary

  The base salary for each officer is set on the basis of personal performance, the salary levels in effect for similarly-situated executives at high technology companies in the Corporation's geographic area with whom the Corporation competes to hire and retain executives (with the respective executive officer's salaries generally set to correspond with the executive's experience and performance level) and internal comparability considerations. As a general matter, year-to-year adjustments to each executive officer's base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in positions comparable to that of the executive officer within the industry and prior salary adjustments. The Corporation's fiscal 1994 financial performance was also a factor in establishing base salary increases for fiscal 1995. After taking these factors into account, base compensation was held at 1994 base salary levels for all but two executive officers. In aggregate the base salaries for executive officers increased 1% for fiscal 1995.

Annual Incentive Compensation

  In setting annual bonus compensation, the Committee considered the historical, aggregate executive compensation for each executive officer, the aggregate compensation paid to similarly-situated executives at high technology companies in the Corporation's geographic area with whom the Corporation competes to hire and retain executives and the Corporation's fiscal 1994 financial performance. Annual bonuses are earned by each executive officer on the basis of the Corporation's achievement of corporate performance targets established by the Committee at the start of the fiscal year. The individual bonus targets for fiscal 1995 were based on percentages of base salary tied to attainment of designated achievement targets. The Committee-approved achievement targets were based on revenue and operating contributions at the corporate, division and segment levels, varying by executive officer in light of the differing positions and responsibilities of each executive officer.

Long-Term Stock-Based Incentive Compensation

  Stock option grants are reviewed annually by the Committee. Grants in a particular year are designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Corporation from the perspective of an owner with an equity stake in the business. Each grant generally allows the executive officer to acquire shares of the Corporation's common stock at a fixed price per share (the market price on the grant date) over a ten year period, thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. Options granted to executive officers generally vest at the rate of 20% per year and become fully vested after five years. The size of the option grant to each executive officer, including the Chief Executive Officer, is set at a level which is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Corporation, the size of comparable grants made to individuals in similar positions in the industry, the individual's personal performance in recent periods and the number of options held by the individual at the time of grant. The relative weight given to these factors varies with each individual in the sole discretion of the Committee.

Stock Ownership by Management

  The Committee believes stock ownership further aligns executive officers' interests with those of the Corporation's shareholders. Consistent with this philosophy, the Corporation previously established a policy that executive officers of the Corporation are to own stock equivalent to the following compensation standards within a three-year period, measured from October 1, 1993: President--stock ownership equivalent to two times 1993 total compensation (salary plus cash bonus); Executive Vice President and Vice President--stock ownership equivalent to the respective 1993 total compensation; and Other Officers--stock ownership equivalent to the respective 1993 base salary. Hires subsequent to October 31, 1993 at the officer level must meet the respective stock ownership level within five years from the date of hire, based on the first full fiscal year's compensation after hire or promotion. Eight of the current executive officers are required to meet the stock ownership target by October 1, 1996. As of October 1, 1995, five have already achieved the target.

CEO Compensation

  In setting the compensation payable to the Corporation's Chief
Executive Officer, James R. Porter, the Committee sought to be competitive with other CEOs at high technology companies in the Corporation's geographic area, while at the same time assuring that a significant percentage of such compensation was tied to Corporation's financial performance and stock price appreciation.

  The Committee established Mr. Porter's base salary in the same manner and applying the same criteria that it used generally to establish the base salaries of the other executive officers. Accordingly, in setting
Mr. Porter's base salary, the Committee considered his personal performance for the year, changes in the general level of base salaries of CEOs at high technology companies in the Corporation's geographic area, prior salary adjustments and corporate performance factors.

  The remaining component of Mr. Porter's 1995 fiscal year compensation was dependent upon achieving certain corporate performance targets as set forth in his Committee-approved bonus plan. The amount of any cash bonus to be paid to him for the 1995 fiscal year was dependent upon the Corporation's attainment of performance factors tied to its levels of revenue and operating income.

  Submitted by the Compensation Committee of the Corporation's Board of
Directors:

					William W. Stevens
					Henry M. Gay
					George O. Harmon



			COMPARISON OF STOCKHOLDER RETURN

  Set forth below are line graphs comparing the annual percentage change in the cumulative total return on Triad Systems Corporation's Common Stock with the cumulative total return of the Standard & Poor's 500 Index and a composite index comprised of the Standard & Poor's
(S&P) Software and Service Index and the S&P Computer Index (i) for the period commencing on September 30, 1990 and ending on September 30, 1995, and (ii) for the period commencing on September 30, 1985 and ending on September 30, 1995.


				(Chart here)


			 STOCKHOLDER RETURNS 1990-1995<F2>


Year Ended September 30,        1990    1991    1992    1993    1994    1995
-------------------------      ------  ------  ------  ------  ------  ------
Triad Systems Corporation      100.00  175.00  293.75  262.50  231.25  287.50
S&P 500 Index                  100.00  131.17  145.66  164.60  170.66  221.43
Combined Index<F1>             100.00  132.02  140.53  156.47  194.21  282.12

<F1> The Combined Index was comprised by weighing the S&P Computer
     Index and the S&P Software and Service Index equally, as prepared by Standard & Poor's Compustat Services, Inc.

<F2> Assumes that $100.00 was invested on September 30, 1990 and
     September 30, 1985, respectively, at the closing sales price of the Corporation's Common Stock and in each index, and that all dividends were reinvested. Returns are measured through the last trading day of each of the Corporation's fiscal years. No cash dividends have been declared on the Corporation's Common Stock, except a cash payment of $15.00 per share that was paid on the Corporation's Common Stock in connection with the Corporation's recapitalization in August 1989 and is assumed to have been reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     Stockholder returns presented in the performance graphs are generally not necessarily indicative of results. The higher the baseline stock price, the less volatile the graphic presentation of fluctuations; therefore, the Corporation's stock value when compared to S&P 500 and the Combined Index, can fluctuate more broadly and changes can appear exaggerated in a graphic presentation.

  In the following graph, the Corporation has presented comparative stockholder return information over the period from September 30, 1985, the year James R. Porter joined the Corporation as Chief Executive Officer, through September 30, 1995. During 1989, the Corporation faced an unsuccessful hostile takeover attempt and effected a stockholder-approved Plan of Recapitalization paying $15.00 per share in cash to all stockholders.

				(Chart here)


			STOCKHOLDER RETURNS 1985-1995(2)

Year Ended September 30,    1985   1986   1987   1988   1989   1990   1991   1992   1993   1994   1995
			   ------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Triad Systems Corporation   100   112.70 169.84 190.48 273.20 115.03 201.31 339.91 301.96 266.01 330.71
S&P 500 Index               100   131.60 188.67 165.22 219.75 199.44 261.60 290.50 328.28 340.38 441.62
Combined Index(1)           100   119.97 173.34 125.34 142.87 105.99 140.66 150.55 168.96 209.28 304.05

(1)  The Combined Index was comprised by weighing the S&P Computer
     Index and the S&P Software and Service Index equally, as prepared by Standard & Poor's Compustat Services, Inc.

(2)  Assumes that $100.00 was invested on September 30, 1990 and
     September 30, 1985, respectively, at the closing sales price of the Corporation's Common Stock and in each index, and that all dividends were reinvested. Returns are measured through the last trading day of each of the Corporation's fiscal years. No cash dividends have been declared on the Corporation's Common Stock, except a cash payment of $15.00 per share that was paid on the Corporation's Common Stock in connection with the Corporation's recapitalization in August 1989 and is assumed to have been reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     Stockholder returns presented in the performance graphs are generally not necessarily indicative of results. The higher the baseline stock price, the less volatile the graphic presentation of fluctuations; therefore, the Corporation's stock value when compared to S&P 500 and the Combined Index, can fluctuate more broadly and changes can appear exaggerated in a graphic presentation.
</END TABLE>



				PROPOSAL TWO

	APPROVAL OF INCREASE OF THE MAXIMUM NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE AMENDED AND RESTATED 1982 STOCK OPTION PLAN

General

  In January 1983, the Corporation's stockholders approved the merging of the Corporation's 1979 Nonqualified Stock Option Plan, 1981 Incentive Option Plan and 1981 Nonqualified Stock Option Plan into the 1982 Stock Option Plan ("Option Plan") and approved the reservation of 750,000 shares of Common Stock for issuance thereunder. In March 1984 and February 1988, the Corporation's stockholders approved amendments to the Corporation's Option Plan to increase from 750,000 to 1,250,000 and then to 1,475,000 the number of shares of the Corporation's Common Stock reserved for issuance pursuant to exercise of options granted thereunder. As a result of the Corporation's August 1989 recapitalization, the number of shares reserved under the Option Plan was increased five-fold to 7,375,000. The proposed amendment would increase the maximum number of shares reserved for issuance pursuant to exercise of options from 7,375,000 to 7,725,000.

  The Option Plan permits the issuance of "incentive stock options", that is, options which meet the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") and of nonqualified stock options, that is, options which do not meet those requirements.

  Management believes the availability of additional shares for issuance pursuant to exercise of options granted under the Option Plan is important to attracting and retaining qualified employees essential to the success of the Corporation. Therefore, management recommends a vote "FOR" this proposal.

Summary of the Provisions of the Option Plan

  The following summary of the Option Plan, as it is proposed to be amended, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

  The Option Plan is administered by the Compensation Committee of the Board of Directors. Alternatively, it may be administered by the Board of Directors or another committee of members of the Board of Directors appointed by the Board. Options granted may be either nonqualified stock options or incentive stock options.

  All employees (approximately 1,453) and directors of the Corporation and its present subsidiaries and future parent and/or subsidiary corporations may be granted options under the Option Plan. A director is eligible only for the grant of nonqualified stock options unless he is also an employee of the Corporation. No employee, however, is eligible to receive an incentive stock option if such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation. In addition, the following three restrictions apply to options granted to directors. First, no director who is not an employee may be granted an option unless the Option Plan is being administered by a Board of Directors of which the majority consists of persons who at the time are not, and during the previous year were not, eligible for grants of stock, stock options or stock appreciation rights under the Option Plan or any other plan of the Corporation or by a committee of the Board of which all the members are such persons. Second, no director who is appointed a member of the committee of the Board administering the Option Plan may receive an option. The maximum number of shares of the Corporation's Common Stock reserved for issuance pursuant to the exercise of options granted under the Option Plan is presently 7,375,000 and, under the proposed amendment of the Option Plan, will be 7,725,000 shares (subject to adjustment in the event of stock dividends, splits, reverse splits, recapitalizations, mergers or other similar changes in the Corporation's capital structure). All options must be granted, if at all, not later than December 10, 2001. The fair market value of the stock for which an employee may be granted incentive stock options in any calendar year may not exceed $100,000 plus certain carryover amounts from prior years and/or shall not become exercisable at a rate faster than $100,000 per calendar year.

  Options granted under the Option Plan are evidenced by written agreements specifying the number of shares covered thereby and the option price, which shall not be less than the fair market value of the shares as of the date of grant of the option. Separate forms of agreement are used to grant nonqualified stock options and incentive stock options. The Board has the power to set the time within which each option may be exercisable or the event or events upon occurrence of which all or a portion of each option shall be exercisable and the term of each option (which may not exceed ten years). Unless otherwise specified by the Board of Directors, options are exercisable in five equal annual installments, beginning one year after the date of grant and terminating ten years from the date of grant, except that if an optionee's employment or directorship is terminated because of his or her death, any option held by such optionee that has not terminated will become immediately exercisable in its entirety.

  Options may be exercised by payment of the option price in cash, by tender of shares of common stock of the Corporation having a fair market value equal to the option price or by such other consideration as the Board may approve at the time the option is granted. No option may be exercised until the optionee has made adequate provision for federal and state withholding obligations, if any, of the Corporation relating to the exercise of the option.

  During a lifetime of the optionee, an option is exercisable only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

  In the event an optionee ceases to be an employee of the Corporation for any reason, except death or disability, the optionee may exercise an option (to the extent exercisable on the date of termination of employment), generally within three (3) months after the date of termination of employment, but in no event later than the date of expiration of the Option term. In the event of termination of employment due to death or disability, an optionee (or his legal representative) may exercise an option within twelve months after such date of termination of employment (to the extent exercisable on that date), but in no event later than the date of expiration of the Option term. Notwithstanding the foregoing, options held by executive officers, directors and more than 10% shareholders of the Corporation terminate when the optionee ceases to be an employee or director of the Corporation.

  Upon exercise of a nonqualified stock option granted prior to November 1987, an optionee is entitled to receive a stock appreciation right (the "SAR"), as described below, unless the SAR feature was modified by the Board of Directors at the time the nonqualified stock option was granted. The SAR is equal to 30% of the Option Spread. The Option Spread is the excess of (i) the fair market value of the shares of stock for which the option was exercised on the date the optionee recognizes taxable income pursuant to the exercise of the nonqualified stock option over (ii) the exercise price for such shares. The Corporation may withhold 100% of the SAR for federal and state employment tax purposes. The SAR is payable on the date the Option Spread is determined. On November 12, 1987 the Board of Directors amended the Option Plan to delete the provisions granting SAR's.

  The Board of Directors may terminate the Option Plan at any time, but, without the approval of its stockholders, the Board of Directors may not amend the Option Plan to increase the number of shares subject thereto or to change the class of persons eligible to receive options under the Option Plan.

Summary of Federal Income Tax Consequences of the Option Plan

  The federal tax consequences of incentive stock options and nonqualified stock options are different and are discussed separately below. The discussion is only a summary of certain aspects of the highly complex federal income tax rules applicable to an individual participating in a stock option plan and does not deal with other taxes which may affect such an individual, such as federal and state estate taxes, inheritance and gift taxes, and foreign taxes.

  Incentive Stock Options. No taxable income is recognized by the optionee upon grant or exercise of an incentive stock option (unless the alternative minimum tax rules apply). If Common Stock is issued to an optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of the shares is made by the optionee within two years after the date of grant of the option or within one year after the transfer of the shares to the optionee, then (i) upon the resale of the shares, any amount realized in excess of the option exercise price will be treated as long term capital gain and any loss sustained will be long term capital loss, and (ii) no deduction will be allowed to the Corporation for federal income tax purposes. The exercise of an incentive stock option may result in alternative minimum tax liability for the optionee.

  If Common Stock acquired upon the exercise of an incentive stock option is disposed of before the expiration of both holding periods described above, generally (i) the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for the shares, and (ii) the Corporation is entitled to a tax deduction in the same amount. Any further gain or loss realized by the optionee will be taxed as short term or long term capital gain or loss, as the case may be, and will not result in any deduction for the Corporation. Different rules may apply if shares are purchased by an optionee who is also an Insider. See the discussion below under "Special Rules Applicable to Corporate Insiders."

  Nonqualified Stock Options. Except as noted below, with respect to nonqualified stock options, (i) no income is recognized by the optionee at the time the option is granted, (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Corporation is entitled to a tax deduction in the same amount, and (iii) at disposition, any gain or loss is treated as capital gain or loss. However, different rules may apply if restricted stock is purchased or if shares are purchased by an optionee who is also an Insider. See the discussion below under "Special Rules Applicable to Corporate Insiders."

Special Rules Applicable to Corporate Insiders. Generally, "Insiders" (i.e., persons who are subject to Section 16 of the Securities Exchange Act of 1934) may have their recognition of compensation income and the beginning of their capital gains holding period deferred until a date that is up to six months after the option exercise date (the "Deferral Date"). The excess of the fair market value of the stock determined as of the Deferral Date over the purchase price will be taxed as ordinary income, and the tax holding period for any subsequent gain or loss will begin on the Deferral Date. However, an Insider who so elects under Internal Revenue Code section 83(b) on a timely basis may instead be taxed on the difference between the excess of the fair market value on the date of option exercise over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an incentive stock option by an Insider.

Vote Required and Board of Directors' Recommendation

  The Board believes that the amendment of the Option Plan is in the best interests of the stockholders and the Corporation for the reasons set forth above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL TO AMEND THE OPTION PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES RESERVED FOR ISSUANCE PURSUANT TO EXERCISE OF OPTIONS FROM 7,375,000 TO 7,725,000.

  The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Corporation is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.


			      PROPOSAL THREE

		APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors of the Corporation has selected Coopers &
Lybrand L.L.P. as the independent accountants of the Corporation for fiscal 1996. Coopers & Lybrand L.L.P. has acted in such capacity since its appointment for fiscal 1979. A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Stockholders, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. In the event that ratification by the stockholders of the appointment of Coopers & Lybrand L.L.P. as the Corporations independent accountants is not obtained, the Board of Directors will reconsider said appointment. The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS
THE CORPORATION'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1996.


	STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Corporation must be received by the Corporation at its offices at 3055 Triad Drive, Livermore, California 94550 not later than September 7, 1996, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Corporation's Proxy Statement for that meeting.


			TRANSACTION OF OTHER BUSINESS

  At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

				By Order of the Board of Directors



				STANLEY F. MARQUIS
				Secretary


January 5, 1996

A COPY OF THE CORPORATION'S FORM 10-K REPORT FOR FISCAL YEAR 1995, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED IN THIS BOOKLET AS APPENDIX A HERETO, BEGINNING ON THE NEXT PAGE. TO OBTAIN ADDITIONAL COPIES, PLEASE WRITE TO:

		Investor Relations Department
		Triad Systems Corporation
		3055 Triad Drive
		Livermore, California  94550





		The following Form 10-K is Appendix A


